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                                                                   Exhibit 10.9

                              EMPLOYMENT AGREEMENT

    EMPLOYMENT AGREEMENT, dated as of May 10, 1999, between REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation ("RCPC" and, together with its parent Revlon, Inc. and its subsidiaries, the "Company"), and FRANK GEHRMANN (the "Executive").

    RCPC wishes to continue the employment of the Executive with the Company, and the Executive wishes to accept continued employment with the Company, on the terms and conditions set forth in this Agreement.

    Accordingly, RCPC and the Executive hereby agree as follows:

         Employment, Duties and Acceptance.

         1.1 Employment, Duties. RCPC hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the Executive's present capacity as chief financial officer of Revlon, Inc. and to perform such other duties of at least an equivalent level as may be assigned by the Chief Executive Officer of Revlon, Inc. or his delegate. The Executive's title shall be Executive Vice President and Chief Financial Officer or such other title of at least equivalent level consistent with the Executive's duties from time to time as may be assigned to the Executive by the Chief Executive Officer of Revlon, Inc.

         1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests.

         1.3 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of Revlon, Inc. in the New York City metropolitan area, subject to reasonable travel requirements consistent with the nature of the Executive's duties from time to time on behalf of the Company.

    2. Term of Employment; Certain Post-Term Benefits.

         2.1 The Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on the date hereof (the "Effective Date") and shall end on such date as is provided pursuant to Section 2.2.

         2.2 End-of-Term Provisions. At any time after the Effective Date RCPC shall have the right to give written notice of non-extension of the Term. In the event the Company gives such notice of non-extension, the Term automatically shall be extended so that it ends on the third anniversary of

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the date on which RCPC gives such notice. The giving of such notice shall not be deemed to be a breach of this Agreement by RCPC for purposes of Section 4.4. During any period that the Executive's employment shall continue following termination of the Term, the Executive shall be eligible for severance on terms no less favorable than those of the Revlon Executive Severance Policy as in effect on the date of this Agreement, other than the provision in Paragraph III C(ii) establishing a limit of six months on the lump sum provided for therein, which shall not apply to the Executive, upon the Executive's compliance with the terms thereof, and the Executive shall be deemed to be an employee at will.

         2.3 Special Curtailment. The Term shall end earlier than the date provided in Section 2.2, if sooner terminated pursuant to Section 4.

    3. Compensation; Benefits.

         3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, RCPC agrees to pay the Executive during the Term a base salary, payable bi-weekly in arrears, at the annual rate of not less than $500,000 (the "Base Salary"). All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. In the event that RCPC, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

         3.2 Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive shall receive with respect to calendar year 1999 a bonus equal to 75% of the Executive's Base Salary at the rate in effect during such calendar year, and commencing January 1, 2000, in lieu of annual payments of bonus the Executive shall receive equal bi-weekly installments of bonus in an annual amount equal to 75% of the Executive's Base Salary in effect on the date hereof.

         3.3 Stock Options. The Executive shall be recommended to the Compensation Committee or other committee of the Board administering the Revlon, Inc. Second Amended and Restated 1996 Stock Plan or any plan that may replace it, as from time to time in effect, to receive an option not later than February 28 of each year of the Term, commencing in 1999, each such option to cover a minimum of 40,000 shares of Revlon Common Stock, to have a term of 10 years, to have an option exercise price equal to the market price of Revlon Common Stock on the date of grant, and otherwise to be on terms substantially the same as other senior executives of the Executive's level, provided that if the Term is to end pursuant to Section 2.2 otherwise than at a calendar year end, RCPC shall not be required to recommend that the stock option to be granted to the Executive with respect to such final year of the Term cover more than that number of shares that is the product of multiplying the annual grant provided for above by a fraction of which the numerator is the number of days of the Term during such final year and the denominator is 365, and provided further that if the Term is to end pursuant to Section 4.4 on or before June 30, 2000, RCPC shall not be required to recommend that the stock option to be granted to the Executive with respect to the year 2000 cover more than 20,000 shares and if the Term so ends subsequent to the grant of options with respect to the year 2000, the Executive agrees to forfeit and surrender to the Company such portion of the stock option granted with respect to such year as covers more than 20,000 shares, and provided finally that this Section 3.3 shall not apply following a Triggering Event. In connection with any termination of

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the Executive's employment pursuant to Section 4.4, RCPC shall recommend to the
Compensation Committee (or other committee of the Board of Directors at the time administering the Stock Plan) that all stock options then held by the Executive become immediately exercisable and remain so exercisable for a period of two years from the date of termination, whereupon any stock options still remaining outstanding and unexercised shall automatically terminate, provided that if the Executive violates Section 5.2 of this Agreement, in addition to all other rights and remedies of the Company the Executive agrees to forfeit and surrender to the Company all then outstanding stock options granted to the Executive in May 1999 covering 25,000 shares of Revlon Common Stock and to pay over to the Company all after tax gain realized by the Executive upon any exercise of such May 1999 stock options.

         3.4 Business Expenses. RCPC shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, subject to and in accordance with the Company's applicable expense reimbursement and related policies and procedures as in effect from time to time.

         3.5 Vacation. During each year of the Term, the Executive shall be entitled to a vacation period or periods of four weeks taken in accordance with the vacation policy of the Company as in effect from time to time.

         3.6 Fringe Benefits.

         (i) During the Term, the Executive shall be entitled to participate in those qualified and non-qualified defined benefit, defined contribution, group insurance, medical, dental, disability and other benefit plans of the Company as from time to time in effect made available to senior executives of the Company generally and in the Company's Executive Medical and Dental Plan as the same may be in effect from time to time. In addition, during the Term the Executive shall be entitled to the use of a Company-provided automobile in accordance with the Company's executive automobile policy and guidelines, of a class at least comparable to the automobile currently assigned to the Executive.

         (ii) During the Term RCPC shall maintain an individual policy of disability insurance, naming the Executive as the insured and the Executive or a designee as the beneficiary, with a benefit equal to (A) fifty percent of the sum of the Executive's Base Salary in effect on the date of disability plus the Executive's most recent annual bonus pursuant to Section 3.2 less (B) the long-term disability benefit payable under the Company's group disability program as in effect from time to time (irrespective of whether the Executive has elected to participate in such long-term disability program).

    4. Termination.

         4.1 Death. If the Executive shall die during the Term, the Term shall terminate with the same effect as if the Executive had terminated the Term pursuant to Section 4.4.

         4.2 Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's services hereunder for (i) a period of six consecutive months or (ii) shorter periods aggregating six months during any twelve month period, RCPC may at any time after the last day of the six

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consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Executive (but before the Executive has returned to active service following such disability), terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive until the first to occur of (x) the Executive ceasing to be disabled or (y) the Executive's attaining the age of 65, continued coverage for the Executive under the Company's group life insurance plan and for the Executive and his spouse and children, if any, under the Company's group medical plan, to the extent permitted by such plans and to the extent such benefits continue to be provided to the Company's senior executives generally.

         4.3 Cause. RCPC may at any time by written notice to the Executive terminate the Term for "Cause" and, upon such termination, the Executive shall be entitled to receive no further amounts or benefits hereunder, except as required by law. As used herein the term "Cause" shall mean (i) the conviction of the Executive of any felony involving the property of the Company or directed against any director, officer, employee or agent of the Company, (ii) willful misconduct by the Executive in connection with the performance of the Executive's duties hereunder, or (iii) willful refusal by the Executive to comply with proper instructions of the Chief Executive Officer of RCPC, provided in the case of clause (ii) or (iii) that the Executive shall fail to correct such misconduct or disobedience within 10 days after notice thereof from RCPC.

         4.4 Company Breach; Other Termination.

         4.4.1 In the event of the breach of any material provision of this Agreement by RCPC or the failure of the Compensation Committee (or other appropriate Committee of the Company's Board of Directors) to fully implement RCPC's recommendation pursuant to Section 3.3, the Executive shall be entitled to terminate the Term and the Executive's employment upon 60 days' prior written notice to the Company. In addition, at any time following a Triggering Event (as hereinafter defined), the Executive shall be entitled to terminate the Term and the Executive's employment upon 60 days' prior written notice to the Company for Good Reason (as hereinafter defined) or upon six months' prior written notice to the Company without Good Reason, and whether or not there shall have occurred a Triggering Event, either the Company or the Executive shall be entitled to terminate the Term and the Executive's employment upon not less than 30 days' prior written to the other effective June 30, 2000. As used herein:

         "Triggering Event" shall mean the first to occur of any of the following:

         (i) a merger of or combination involving Revlon, Inc. or RCPC or any parent thereof other than a merger or combination in which more than 50% in voting power of the voting securities of the surviving or resulting corporation or other entity outstanding immediately after such transaction is beneficially owned (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) by persons who beneficially owned outstanding voting securities of Revlon, Inc. immediately prior to such transaction, or the execution of a definitive agreement for such a merger or combination, provided the same is in fact consummated;

         (ii) the adoption of a Plan contemplating the liquidation of all or substantially all of the business and assets of the Company;

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         (iii) a sale or other disposition of all or substantially all of the assets of the Company or of the business unit to which the Executive's services are at the time dedicated, if any, whether for cash, securities or other property, other than to a corporation or other entity in which more than 50% in voting power of the outstanding voting securities outstanding immediately after such transaction is beneficially owned by persons who beneficially owned outstanding voting securities of Revlon, Inc. immediately prior to such transaction, or the execution of a definitive agreement for such a sale or other disposition, provided the same is in fact consummated; or

         (iv) more than 50% of the voting power of the outstanding voting securities of Revlon, Inc. becomes beneficially owned, directly or indirectly, by one person or more than one person acting as a group other than the current beneficial owner of the ultimate parent company of Revlon, Inc., and

         "Good Reason" shall mean any of the following occurring following a Triggering Event which is not agreed to in writing by the Executive:

         (i) a substantial adverse change in the Executive's assigned responsibilities,

         (ii) a relocation of the Executive's principal place of business to a location which increases the Executive's round-trip commutation by more than 50 miles,

         (iii) failure of the Executive to continue participation in bonus, salary review and equity incentive (or equivalent cash incentive) plans and programs at least substantially equivalent to those provided to the Executive prior to the Triggering Event, or

         (iv) the failure of the Executive to participate in all material employee benefit plans and fringe benefit arrangements on substantially the same basis as like executives of the major business unit of which the Executive is a part, provided however that none of the foregoing events shall constitute "Good Reason" unless within 30 days after obtaining actual knowledge of such event the Executive gives written notice to the Company of the Executive's intention to resign, specifically identifying the event constituting Good Reason therefor, and the Company shall fail to cure such event within 30 days after such notice.

         4.4.2 In consideration of the Executive's covenant in Section 5.2, upon the Executive's death or upon termination under Section 4.4.1 by the Executive or the Company, RCPC agrees, and the Company's sole obligation arising from such termination (except as otherwise provided in Sections 3.2, 3.3 and 3.6) shall be for RCPC to make the bi-weekly installment payments of target bonus in the amounts prescribed by Section 3.2 and bi-weekly installment payments in lieu of Base Salary in the amounts prescribed by Section 3.1, and to continue the Executive's participation in the group life insurance and in the medical and dental plans of the Company in which the Executive was entitled to participate pursuant to Section 3.6 (in each case less amounts required by law to be withheld) through the date on which the Term would otherwise have expired if RCPC had given notice of non-extension of the Term pursuant to Section 2.2 on the date of termination, such payments to be made and such benefits to be provided to the Executive or, in the event of his death prior to end of such period, to the Executive's estate, provided that such benefit continuation is subject to the terms of such plans,

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provided further that such group life insurance continuation is subject to a limit of two years pursuant to the terms thereof, provided further that the Executive and his immediate family shall cease to be covered by medical and/or dental plans of the Company at such time as the Executive becomes covered by like plans of another company, and provided finally that the Executive (or his legal representative) shall, as a condition, execute such release and confidentiality covenants as would be required in order for the Executive to receive payments and benefits under the Executive Severance Policy of the Company as at the time in effect. Whether or not such termination of employment pursuant to Section 4.1 or 4.4.1 shall occur following a Triggering Event, the Executive (or his estate) shall have no duty to mitigate by seeking other employment or otherwise and no compensation earned by the Executive from other employment or a consultancy shall reduce the payments provided for by clause
(i) or (ii).

         4.5 Section 280G.

         4.5.1 If it shall be determined by the firm of Ernst & Young (or if such firm shall be unable to serve, by another so-called Big 5 accounting firm selected by such firm) ("E&Y") that there is not substantial authority to support the deductibility for federal income tax purposes of one or more payments or benefits due to the Executive, pursuant to this Agreement or otherwise, by reason of section 280G of the Internal Revenue Code as amended (the "Code") or any successor provisions, then RCPC shall reduce the payments in lieu of target bonus and then the payments in lieu of Base Salary provided for in Section 4.4 (said reductions to be applied in inverse order against the last payments otherwise due) to the extent necessary to avoid or, if full avoidance is not possible by such reductions, to minimize, the loss of deductions described above, but only if and to the extent that E&Y determines that on an after-tax basis such reduction is more favorable to the Executive than foregoing such reduction. The parties agree that all income tax returns filed for the periods affected by the foregoing shall be filed on a basis consistent with the determinations of E&Y pursuant hereto, and that the determinations of E&Y with respect to the foregoing shall be final and binding and not subject to judicial or other review (except by E&Y at its own instance before or after any filing). RCPC shall pay all fees and charges of E&Y in connection with this Section 4.5.

         4.5.2 The parties acknowledge that as a result of uncertainty in the application of Section 280G of the Code at the time of any determination by E&Y pursuant to Section 4.5.1, it is possible that amounts will be paid or distributed by RCPC to or for the benefit of the Executive which the parties intended under Section 4.5.1 not to have been paid or distributed (an "Overpayment") or that amounts will not be paid or distributed by RCPC to or for the benefit of the Executive that the parties intended under Section 4.5.1 to have been paid or distributed (an "Underpayment"). In the event that E&Y (based upon the assertion of a deficiency by the Internal Revenue Service against RCPC or its affiliates or against the Executive or at E&Y's own instance before or after any filing or deficiency) determines that an Overpayment or an Underpayment has been made, such amount shall be treated for all purposes as a loan by RCPC (in the case of an Overpayment) or by the Executive (in the case of an Underpayment) to the other party which shall, promptly following notice of such determination by E&Y, be repaid together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, provided that no loan shall be deemed to have been made and no amount shall be required to be repaid pursuant to this Section 4.5.2 to the extent that in the opinion of counsel to the Company such loan and repayment would not either reduce the amount on which the Executive is subject to excise tax or increase the amount of payments that are deductible by the Company in relation to Section 280G of the Code.

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         4.6 Litigation Expenses. If RCPC and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by RCPC or the Executive, then if and to the extent that a final judgment in such action, suit or proceeding is rendered in favor of the Executive, RCPC shall reimburse the Executive for all expenses (including reasonable attorneys' fees) incurred by the Executive in connection with such action, suit or proceeding or the portion thereof adjudicated in favor of the Executive. Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.

    5. Protection of Confidential Information; Non-Competition.

         5.1 The Executive acknowledges that the Executive's services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive's work for the Company has given and will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and plans which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:

         5.1.1 except in the course of performing the Executive's duties provided for in Section 1.1, not at any time, whether during or after the Executive's employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company's or its affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or its affiliates or their respective family members, or any information concerning the circumstances of the Executive's employment and any termination of the Executive's employment with the Company or any information regarding discussions related to any of the foregoing. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, the Executive will promptly notify RCPC, take all reasonable steps requested by RCPC to defend against the compulsory disclosure and permit RCPC to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information the disclosure of which is prohibited by this section is of a confidential and proprietary character and of great value to the Company.

         5.1.2 to deliver promptly to the Company on termination of the Executive's employment with the Company, or at any time that RCPC may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's

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business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

         5.2 In consideration of RCPC's covenant in Section 4.4, the Executive agrees that during a period of 18 months commencing on the date of termination of the Executive's employment by the Executive or by the Company, whether pursuant to Section 4.4 or otherwise, the Executive in all respects fully shall comply with the terms of the Employee Agreement as to Confidentiality and Non-Competition referred to in the Revlon Executive Severance Policy (the "Non-Competition Agreement"), which is incorporated herein by reference with the same effect as if the same were set forth herein in full, subject only to the Company continuing during such period to make payments in accordance with
Section 4.4, in the case of a termination of employment covered by Section 4.4, or equal to the Executive's bi-weekly installments of Base Salary, in case of a termination of employment not covered by Section 4.4, provided however that the term "Restricted Entity" as used in the Non-Competition Agreement shall not be deemed to include any entity that does not conduct a color cosmetics business. In the case of inconsistencies between the Non-Competition Agreement and this Agreement, the parties agree that this Agreement shall control.

         5.3 If the Executive commits a breach of any of the provisions of Sections 5.1 or 5.2 hereof, RCPC shall have the following rights and remedies:

         5.3.1 the right and remedy to immediately terminate all further payments and benefits provided for in this Agreement, except as may otherwise be required by law in the case of qualified benefit plans,

         5.3.2 the right and remedy to have the provisions of this Agreement (including the forfeiture provisions of Section 3.3) specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages and disgorgement of profits will not provide an adequate remedy to the Company, and, if the Executive attempts or threatens to commit a breach of any of the provisions of Sections 5.1 or 5.2, the right and remedy to be granted a preliminary and permanent injunction in any court having equity jurisdiction against the Executive committing the attempted or threatened breach (it being agreed that each of the rights and remedies enumerated above shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to RCPC under law or in equity), and

         5.3.3 the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 5.1 or 5.2 hereof, and the Executive hereby agrees to account for and pay over such Benefits as directed by RCPC.

         5.4 If any of the covenants contained in Sections 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

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         5.5 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

         5.6 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect RCPC's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

         5.7 Any termination of the Term or the Executive's employment shall have no effect on the continuing operation of this Section 5.

    6. Inventions and Patents.

         6.1 The Executive agrees that all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

         6.2 If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.

         6.3 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

    7. Intellectual Property.

    Notwithstanding and without limitation of Section 6, the Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and

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other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of RCPC, execute such assignments, certificates or other instruments as RCPC may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

    8. Indemnification.

    RCPC will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

    9. Notices.

    All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

    If to the Company, to:

         Revlon Consumer Products Corporation
         625 Madison Avenue
         New York, New York 10022
         Attention: General Counsel

    If to the Executive, to the Executive's principal residence as reflected in the records of the Company.

    10. General.

         10.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made between residents thereof and to be performed entirely in New York.

         10.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         10.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or

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inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

         10.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. RCPC may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive's services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve RCPC from its obligations hereunder to the extent the same are not timely discharged by such assignee.

         10.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         10.6 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

    11. Subsidiaries and Affiliates. As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.









                                      REVLON CONSUMER PRODUCTS CORPORATION

                                       By: /s/ GEORGE FELLOWS
                                           ------------------
                                           GEORGE FELLOWS

                                           /s/ FRANK GEHRMANN
                                           ------------------
                                           FRANK GEHRMANN